Exhibit 10.2

March 26, 2026

Jamie Benard

Re: Employment Offer

Dear Jamie,

We are pleased to offer you employment with Vitesse Management Company LLC (the “Company”), a subsidiary of Vitesse Energy, Inc. (“VTS”), as President and Chief Executive Officer of VTS. Your base salary will be at a rate of $600,000 per year, and you will have the opportunity to earn an annual cash bonus with a target bonus equal to 100% (with a reach up to 200%) of your base salary. Bonus targets will be established annually at the beginning of each year. You will report directly to the Board of Directors of VTS (the “Board”). Your formal employment will begin on or about May 1, 2026, and be located at the Company’s offices in Centennial, Colorado. You will be eligible for the employee benefit programs generally available to employees of the Company, including the health, dental, vision, disability, 401k and bonus plans (as determined in accordance with the Compensation Committee) offered by the Company starting on the first day of the month following your start date, unless you start on the first of the month and then you will be eligible on that date. In addition, you will receive twenty (20) days of vacation per year, accruing monthly, in accordance with the Company’s policies.
The Compensation Committee of the Board has agreed to issue you, on May 1, 2026 (or such other mutually agreed upon start date): (i) a long-term incentive plan award valued at $2,000,000 and consisting of (A) performance stock units (“PSUs”) valued at $1,200,000 that will vest over a three year performance period (from January 1, 2026 through December 31, 2028), subject to the Company’s relative TSR achievement over the performance period and continued employment through the end of the performance period or a Qualifying Termination, and (B) time-vested restricted stock units (“RSUs”) valued at $800,000 that will vest in three equal annual installments on each of the first three anniversaries of the grant date, subject to continued employment through such dates or a Qualifying Termination, and (ii) a one-time, sign-on equity award valued at $2,000,000 and consisting of PSUs and RSUs in the same proportions and on the same terms as the award described in clause (i), in all cases, pursuant to the Vitesse Energy, Inc. Long Term Incentive Plan (amended and restated as of May 1, 2025) (the “LTIP”) in accordance with the terms of the attached form of Performance Stock Unit Grant Notice and Performance Stock Unit Agreement and Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement, as applicable. The PSUs and RSUs will be converted from dollars to shares based upon the trailing 10-day average closing price of the VTS common stock immediately preceding the date of grant. Future compensation and equity grants will be determined by the Compensation Committee.
In addition to the sign-on equity award, you will receive a cash sign-on bonus in the amount of $270,000, subject to applicable taxes and withholdings, payable on the first scheduled payroll date following the commencement of your employment; provided that your employment
Vitesse Management Company LLC • Vitesse Energy, LLC • 9200 East Mineral Ave, Suite 200 • Centennial, CO 80112

Exhibit 10.2
commences on or before May 1, 2026 (or such other mutually agreed upon start date). In addition, the Company will advance or reimburse you for reasonable relocation expenses, including temporary living expenses, grossed up to be paid net of taxes.
You will also be eligible to participate in the Vitesse Energy, Inc. Employee Severance Plan (the “Severance Plan”) in accordance with the terms and conditions thereof; provided, however, that (i) the severance compensation payable to you upon the occurrence of a Qualifying Termination (as defined in the attached Performance Stock Unit Agreement) that occurs within two years following a Change in Control (as defined in the LTIP) shall equal two times the sum of your base salary and target annual cash bonus as in effect at the time of such Qualifying Termination (which amount shall be in lieu of any cash severance compensation due under the Severance Plan), and (ii) the severance compensation payable to you upon the occurrence of Qualifying Termination (as defined in the attached Performance Stock Unit Agreement) in the absence of a Change in Control or more than two years following a Change in Control shall equal one times the sum of your base salary and target annual cash bonus as in effect at the time of such Termination of Employment (which amount shall be in lieu of any cash severance compensation due under the Severance Plan), in each case, subject to the release of claims and other conditions set forth in the Severance Plan.
You will be expected to sign an “Acknowledgement of Receipt” form relating to the Company’s Employee Policy Guide prior to your formal employment start date.
Please be advised that nothing in this offer letter, or any other policy, practice, procedure or benefit constitutes an express or implied contract, guarantee, promise, or covenant of continued employment for any fixed period of time. Your employment relationship with the Company is at-will, meaning you or the Company may terminate this relationship at any time without notice, cause, or disciplinary procedures. This offer of employment is conditioned upon verification of your eligibility to work in the United States.
By your signature below, you acknowledge that this offer letter and the Attachments constitute the full understanding between you and the Company regarding your terms and conditions of employment, and that you agree to devote your full-time business activities to the Company. There are no promises, terms, conditions, or obligations other than those attached and contained herein, and this offer letter supersedes and replaces all previous communication, representations, verbal or written, between the parties. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees, as well as reporting relationships, job titles and responsibilities, and other Company policies.
Please review this offer letter and, if it is acceptable, sign and return it to me indicating that you agree to the terms of this offer. I look forward to hearing from you.
Sincerely,
/s/ Daniel O’Leary
Daniel O'Leary
Lead Independent Director

Vitesse Management Company LLC • Vitesse Energy, LLC • 9200 East Mineral Ave, Suite 200 • Centennial, CO 80112

Exhibit 10.2

Accepted: _______/s/ Jamie Benard___________________ Date: ____03/26/2026_________
            Jamie Benard

Attachments:
Form of Performance Stock Unit Grant Notice and Performance Stock Unit Agreement
Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement
Vitesse Management Company LLC • Vitesse Energy, LLC • 9200 East Mineral Ave, Suite 200 • Centennial, CO 80112